EXHIBIT 99.1


NEW YORK, NY, JULY 14, 2008 - Infinity Capital Group, Inc. today announced that it has closed the acquisition of approximately 87.5 percent of the issued and outstanding shares in NPI08, Inc. (Pink Sheets: NPIA; "the Shares") after the Denver Federal Bankruptcy Court approved the sale. The consideration for the transaction included a combination of cash, Infinity common stock, and a promissory note to the Sellers collateralized with the Shares pending payment.

Infinity intends to utilize its controlling ownership to facilitate a reverse merger between NPIA and a privately held, growth-oriented operating business that is seeking to access capital and a public market. Upon consummating the NPIA share purchase, Infinity CEO Greg Laborde stated, "in today's capital markets, where access to public capital and liquidity options for small companies are limited, we are pleased to have taken control of another vehicle which will enable us to help a thriving privately held company to grow and expand while providing their current owners potential liquidity". Mr. Laborde continued, "we see access to public capital as a vital service to growing companies who are the engine for overall economic growth and see tremendous opportunity for Infinity to earn attractive investment returns while facilitating this important capital formation need".

Infinity intends to make a follow on investment in NPIA in connection with the reverse merger and as part of its mission as a business development company it will provide management assistance in connection with and post closing the merger. The NPIA plan is similar to Infinity's January 2008 transaction where it facilitated a reverse merger between a controlled publicly-traded subsidiary and two related privately held growth companies, REGS, LLC and Tactical Cleaning, LLC -- creating the Infinity portfolio company Strategic Environmental & Energy Resources, Inc, (Pink Sheets: SENR). In connection with the SENR transaction, Infinity invested its own capital and assisted the company in attracting additional investment from other sources.

Infinity targets privately held emerging growth companies, across a broad range of attractive industries, with revenues of US$5-$15 Million, whose growth is constrained by limited capital. Infinity seeks companies with strong management teams that are at or near profitability and have the potential to list on a National Exchange within 12-18 months. In a typical transaction, Infinity will provide long term capital, primarily via equity investments, and as a business development company Infinity provides managerial assistance throughout the process and post closing of the transaction. Its mission is to offer entrepreneurial businesses a viable financing alternative to traditional private equity and venture capital funds that generally insist on control while also providing the incumbent business owners with personal liquidity and a potential exit strategy.


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In  addition  to target  merger  candidates,  Infinity  is  seeking  controlling interest in public companies looking to change strategy, that have sold or closed a business and whose shareholders will participate in a subsequent transaction.

About Infinity Capital Group, Inc.,

Infinity Capital Group is a business development company that provides early-stage or mezzanine financing and management assistance to emerging growth companies. The company typically invests in companies that intend to go public through an IPO or by a reverse merger with an already public firm. It also funds small public companies that are undergoing significant change in strategy. Investments by Infinity are not limited to any particular industry.

For more information or to receive future press releases, go to Infinity's website through the following link: http://www.infinitybdc.com/contact.php

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes", "looking ahead", "anticipates", "estimates" and other terms with similar meaning. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

CONTACT

Greg Laborde
Chairman & CEO
Infinity Capital Group, Inc.
212-962-4400
greg@infinitybdc.com

Source: Infinity Capital Group, Inc